Exhibit 10.3

TRANSITION SERVICES AGREEMENT

BETWEEN

BLACKSTONE HOLDINGS I L.P.

AND

PJT PARTNERS HOLDINGS LP

DATED AS OF OCTOBER 1, 2015

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2015, by and among Blackstone Holdings I L.P., a Delaware limited partnership (the “Service Provider” or “Blackstone Holdings”), and PJT Partners Holdings LP, a Delaware limited partnership (the “Service Recipient” or “Carbon LP”). Each of the Service Provider and the Service Recipient is sometimes referred to herein as a “Party” and collectively, as the “Parties”. All capitalized terms used in this Agreement but not defined herein shall have the respective meanings set forth in the Separation Agreement (as defined below) or the Transaction Agreement (as defined below), as applicable.

RECITALS

A. The board of directors of Blackstone Group Management L.L.C., as general partner of The Blackstone Group L.P., a Delaware limited partnership (“BX” and together with Blackstone Holdings, collectively, the “Blackstone Parties”), has determined that it is appropriate, desirable and in the best interests of BX and the holders of the issued and outstanding common units representing limited partner interests of BX to separate the Carbon Business from Blackstone and to divest the Carbon Business in the manner contemplated by the Separation and Distribution Agreement (as such may be amended from time to time, the “Separation Agreement”), dated as of October 1, 2015, by and among BX, Blackstone Holdings, New Advisory GP L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Blackstone Holdings (“Original Carbon GP”), PJT Partners Inc., a Delaware corporation (“Carbon HoldCo”), and Carbon LP, and the Transaction Agreement, dated as of October 9, 2014 (as such may be amended from time to time, the “Transaction Agreement”), by and among the Blackstone Parties, Original Carbon GP, Carbon, PJT Capital LP, a Delaware limited partnership (“PJTC”), PJT Management, LLC, a Delaware limited liability company and the general partner of PJTC, Mr. Paul J. Taubman and the other parties thereto.

B. In order to provide for an orderly transition under the Separation Agreement, the Service Provider desires to provide to the Service Recipient certain services for specified periods following the Closing Date, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

AGREEMENT TO PROVIDE TRANSITION SERVICES

Section 1.01 Agreement.

(a) The Service Provider hereby agrees to provide, or cause one or more members of its Group or its Affiliates or, with the prior consent of Carbon LP (not to be unreasonably withheld, conditioned or delayed), a contractor, subcontractor, vendor or other third party provider (each, a “Third Party Provider”) to provide, upon the terms and subject to the conditions set forth herein, the Transition Services (as defined below) to the Service Recipient, and the Service Recipient hereby agrees to pay to the Service Provider the Service Fees (as defined below) and any other fees or costs payable pursuant Sections 2.01, 2.05 or 3.01; provided, however, that (i) any Service Fees payable hereunder shall not, subject to the requirements of Section 2.01(a), be increased as a result of any such outsourcing and (ii) the Service Provider shall remain primarily responsible for the performance of the Transition Services by any such Third Party Provider in a manner consistent with the requirements of Section 1.01(b) hereof. Irrespective of whether the Service Provider, an Affiliate or a Third Party Provider is providing a Transition Service, the Service Recipient may direct that any such Transition Service be provided directly to the Service Recipient or any other member of the Carbon Group.

(b) The Service Provider shall (and shall cause the respective members of its Group, Affiliates or Third Party Providers to) provide the Transition Services at consistent levels and with a consistent degree of care, diligence, priority, frequency and, as necessary, volume as such Transition Services were provided in the three (3) months prior to the date of the Transaction Agreement; provided, however, that the Service Provider shall in no event be obligated to provide services that are more extensive in type or scope than similar or comparable services provided by BX to the Carbon Business as of the date of the Transaction Agreement.

(c) The Parties declare and agree that each Party is engaged in a business that is independent from that of the other Party and the Service Provider shall perform its obligations as an independent contractor. It is expressly understood and agreed that nothing contained in this Agreement is intended to create an agency relationship, affiliate relationship or a partnership or joint venture. Neither Party is an agent or employee of the other. Neither Party has authority to represent or bind the other Party as to any matters.

Section 1.02 Transition Services.

(a) As used in this Agreement, the term “Transition Services” means the services set forth in Schedule B attached hereto (the “Scheduled Services”) and any Additional Services (as defined below) or Alternative Arrangements (as defined below).

(b) During the Term (as defined below), the Service Recipient may request, by providing the Service Provider with reasonable prior written notice, the provision of additional services, including the expansion of the scope of any existing Transition Services, that (i) are reasonably necessary for the operation of the Carbon Business and the Partnership Business as conducted in the last twelve (12) months prior to the Closing Date and (ii) cannot reasonably be provided by a member of the Carbon Group (the “Additional Services”). If the Parties mutually agree that such Additional Services shall be provided, taking into account the availability of such services from a third party on reasonable terms, the Parties hereto shall mutually agree, acting reasonably and in good faith, on the terms upon which the Service Provider would provide such Additional Services; provided that, the Service Fees (as defined below) of such Additional Services shall be based on market rates that are reasonably agreed to by the Parties to the extent not set forth in Schedule B. In the event that any such Additional Services are mutually agreed among the Parties, the Parties will enter into an amendment to this Agreement amending Schedule B to reflect such Additional Services.

Section 1.03 Cooperation; Access; Computer Security. The respective obligations of the Service Provider to provide the Transition Services are conditioned upon being provided with reasonable access at all applicable times, and all necessary rights to utilize, the Service Recipient’s IT Assets, Information facilities, personnel and assets to the extent reasonably requested by the Service Provider in connection with the performance of its obligations hereunder. Each Party shall, and shall cause the respective members of its Group, its Affiliates, any Third Party Providers, if applicable, and its and their agents and representatives to, cooperate with each other and will cause their respective employees, agents and representatives to facilitate the provision of Transition Services. Without limiting the generality of the foregoing, the Service Recipient shall (i) make available (or cause to be provided) to the Service Provider reasonable access to IT Assets, facilities, personnel and assets to the extent required to perform the Transition Services, (ii) notify the Service Provider of any changes to operating environments or key personnel to the extent related to the provision of the Transition Services and (iii) provide timely decisions, approvals and acceptances required by the Service Provider to perform its obligations hereunder in a timely and efficient manner. While using or accessing any IT Assets of the other Party, each Party shall and shall cause the respective members of its Group, its Affiliates, any Third Party Providers, if applicable, and its and their agents and Representatives to (i) adhere in all respects to the other Party’s controlled processes, policies and procedures (including any of the foregoing with respect to computer and network security), as may be communicated to such Party from time to time in writing, (ii) limit its use of or access to the other Party’s IT Assets solely for purposes of providing or receiving the Transition Services; and (iii) cooperate with the other Party, at the other Party’s request and expense, in the investigation of any apparent unauthorized access to such other Party’s IT Assets.

Section 1.04 Transition Period.

(a) The term of this Agreement (the “Term”) shall commence as of the Closing Date and shall continue until the date that is twenty four (24) months from the Closing Date (the “Expiration Date”), subject to earlier termination pursuant to Section 7.01 or Section 7.02.

(b) The Service Provider shall provide or cause to be provided the Transition Services during the period commencing on the Closing Date, unless a later date is otherwise agreed by the Parties pursuant to Section 1.02(b) for the provision of any Additional Services, and ending on the Expiration Date, unless an earlier date is otherwise specified for a Transition Service in Schedule B (for each Transition Service, such period being herein referred to as the “Transition Period”).

(c) Each Transition Service provided hereunder shall be terminated at the end of its applicable Transition Period, unless otherwise terminated earlier pursuant to Section 7.01 or Section 7.02. The Service Provider shall be under no obligation to provide a Transition Service to the Service Recipient after the Transition Period applicable to such Transition Service.

Section 1.05 Limitations on Transition Services.

(a) Notwithstanding anything to the contrary contained herein or in Schedule B, the Service Provider shall have no obligation under this Agreement to: (i) operate the Service Recipient or any members of its Group or any portion thereof; (ii) advance funds; (iii) provide any Transition Service to the extent that the provision of such Transition Service would require the Service Provider to violate any applicable Law, client confidentiality, contractual obligations or fiduciary responsibilities; (iv) implement IT Assets, processes, plans or initiatives developed, acquired or utilized by the Service Recipient after the Closing Date except as otherwise agreed; (v) perform or cause to be performed any of the Transition Services for the benefit of any third party; or (vi) purchase, lease or license any IT Assets or equipment, expand its facilities, incur long-term capital expenses, maintain the employment of any specific employee or employ additional personnel in order to provide the Transition Services.

(b) To the extent that the provision of any Transition Services to the Service Recipient under this Agreement requires any new or additional third-party consents, licenses, rights, approvals or permissions by or on behalf of the Service Provider (the “Third Party Consents”) for the Service Recipient to receive and enjoy the full benefit of the Transition Services, and to use any deliverables provided in connection therewith, the obligation to provide such Transition Services is contingent upon receipt by the Service Provider of such Third Party Consents, it being acknowledged and understood that those third parties are not bound to this Agreement. The Service Provider shall use commercially reasonable efforts to obtain such Third Party Consents and shall keep the Service Recipient reasonably informed of the process to obtain such Third Party Consent; provided, however, that nothing contained herein shall require the Service Provider, or any member of its Group, to pay any fees or other payments to obtain such Third Party Consents other than those expressly set forth in Schedule B. Service Recipient shall reasonably assist the Service Provider in such efforts to obtain such Third Party Consents. If (i) the Service Provider fails to obtain the requisite Third Party Consent for any Transition Service or (ii) the provision of any Transition Service would violate any client confidentiality or fiduciary responsibilities, in each case, the Service Provider shall use commercially reasonably efforts to devise a reasonable alternative to such Transition Service which does not require such Third Party Consent or violate such client confidentiality or fiduciary responsibilities, as applicable (an “Alternative Arrangement”). All reasonable fees or costs associated with such Alternative Arrangements (“Alternative Arrangement Costs”) shall be shared equally by the Service Provider, on the one hand, and the Service Recipient, on the other. Nothing contained herein shall require the Service Provider to provide a Transition Service for which a Third Party Consent is required but has not been obtained.

(c) All employees and representatives of the Service Provider, members of its Group and its Affiliates shall be deemed for all purposes to be employees or representatives of the Service Provider, members of its Group or such Affiliates, as applicable. In performing the Transition Services, such employees and representatives shall be under the direction, control and supervision of the Service Provider, members of its Group or the applicable Affiliate thereof, and the Service Provider, members of its Group and its Affiliates shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

(d) The Transition Services shall be available only for purposes of operating such business lines of the Carbon Business and the Partnership Business as existed as of the date of the Transaction Agreement and in such geographies as the Carbon Business and Partnership Business operated as of the date of the Transaction Agreement.

Section 1.06 Divestiture, Sale or Transfer of Assets. Nothing in this Agreement shall be deemed to limit the Service Provider’s ability to divest, sell or otherwise transfer any of its assets necessary to provide the Transition Services; provided that the Service Provider’s obligations to provide or cause to be provided the Transition Services in accordance with this Agreement for the duration of the applicable Transition Period shall not be abrogated or affected thereby.

ARTICLE II

PAYMENT FOR TRANSITION SERVICES

Section 2.01 Service Fees; Costs and Expenses.

(a) In consideration for any of the Transition Services, the Service Recipient shall pay the Service Provider (or any designee of the Service Provider) fees (the “Service Fees”) for each Transition Service in an amount equal to the amount set forth in Schedule B in respect of a particular Transition Service. Except as otherwise noted therein, quarterly fees set forth in Schedule B for Transition Services rendered for a period that is less than one whole calendar quarter shall be determined by multiplying the quarterly rate for the relevant Transition Service set forth in Schedule B by the ratio of the number of days in the calendar quarter such Transition Service was provided over 90.

(b) The Service Recipient shall pay the Service Provider one half of any Alternative Arrangement Costs in addition to the Service Fees with respect to the applicable Scheduled Service.

(c) Any fees, license costs or other costs incurred by the Service Provider in connection with the performance of its obligations under this Agreement, including any fees or other costs to obtain any Third Party Consents pursuant to Section 1.05(b) but excluding any Alternative Arrangement Costs which are subject to Section 2.01(b), shall be paid (or reimbursed) by the Service Recipient in addition to the Service Fees.

(d) Any costs and expenses incurred in connection with retaining Third Party Providers may be billed directly to the Service Recipient; provided, that to the extent the Service Provider is required to make payments on behalf of the Service Recipient to Third Party Providers in connection with the provision of Transition Services, the Service Recipient shall promptly reimburse the Service Provider for the actual cost of such payments in addition to all applicable Service Fees.

Section 2.02 Invoicing Fees. Promptly after the end of each calendar quarter during the applicable Transition Period, the Service Provider will submit a statement of account to the Service Recipient with respect to the Service Fees for all of the Transition Services performed during such calendar quarter and other fees or costs payable pursuant to Sections 2.01, 2.05 or 3.01 (the “Invoiced Amount”). Unless otherwise specified in Schedule B, all invoices shall be paid by the Service Recipient to the Service Provider by wire transfer of immediately available funds not later than thirty (30) calendar days after receipt of such invoice in accordance with the wiring instructions provided therein. To the extent necessary, local currency conversion on any such invoice shall be based on the Service Provider’s then applicable internal exchange rate for the then-current month. To the extent that the Service Recipient and the Service Provider mutually determine that any amounts which have been invoiced hereunder are inaccurate, the Service Provider and the Service Recipient shall effect a “true-up” to reimburse the Service Recipient or the Service Provider, as applicable, promptly after such mutual determination (but in no event later than ten (10) business days following such mutual determination). To the extent that one Party makes such determination and the other Party disagrees with such determination or the amount of the disputed inaccuracy, the Parties shall comply with the dispute resolution procedures set forth in Section 8.11(a) below. If the Parties are unable to resolve such dispute after first complying with Section 8.11(a), the Service Recipient and the Service Provider shall submit any such disagreement to a nationally recognized independent certified public accountant, mutually selected by the Parties, under appropriate confidentiality provisions that are no less strict than as provided in Section 8.5 of the Separation Agreement (the “Accountant”). The determination of the Accountant with respect to any such dispute shall be completed within fifteen (15) days after the appointment of the Accountant (or as soon thereafter as the Accountant is able to render its determination), shall be determined in accordance with this Agreement and shall be final and binding upon the Service Recipient and the Service Provider (and, for the avoidance of doubt, neither Party shall have recourse to Section 8.11(b)). Any “true-up” payment shall be made to the other Party in accordance with the Accountant’s determination no later than five (5) business days following such determination. The Accountant shall adopt the position of either the Service Recipient or the Service Provider with respect to the disputed item. The Service Provider and the Service Recipient shall bear the fees and expenses of the Accountant equally.

Section 2.03 No Right of Setoff. The Service Recipient will have no right to set off, discount or otherwise reduce or refuse to pay any Service Fees due to the Service Provider, whether because of: alleged payments, damages or liabilities owed by the Service Provider to Service Recipient; alleged or actual claims against the Service Provider; or any other financial obligation of the Service Provider to the Service Recipient, in each case, whether under the Separation Agreement, this Agreement, the Transaction Agreement or otherwise.

Section 2.04 Payment Only for Services Received. The Service Recipient shall compensate the Service Provider only for Transition Services actually received. The Service Recipient shall not make, or shall receive an appropriate credit with respect to, payment for Transition Services that are not provided to the Service Recipient for any reason.

Section 2.05 Migration and Integration; Disconnection and Disintegration. Notwithstanding anything to the contrary contained herein, in the Transaction Agreement or the Separation Agreement, (i) the Service Recipient shall bear all costs or expenses associated with integrating the Transition Services with the IT Assets, Information, facilities, personnel and assets of the Service Recipient and (ii) the Service Provider shall bear all costs or expenses associated with preparing the IT Assets, Information, facilities, personnel and assets of the Service Provider necessary to provide the Transition Services at a level sufficient to operate the Carbon Business as conducted prior to the Closing Date, including any disconnection and separation of the Transition Services from any IT Assets, Information, facilities, personnel and assets of the Service Provider resulting from such preparation. Each Party shall reimburse the other Party for any costs or expenses incurred by such other Party which are to be borne by such Party pursuant to this Section 2.05.

Section 2.06 Default Rate. Any amounts not paid when due will accrue interest at a rate of LIBOR plus 500 basis points calculated on the basis of a year of three-hundred sixty (360) days (the “Applicable Rate”), calculated for each day from the due date until the date of the actual receipt of payment.

Section 2.07 Sales Taxes. All amounts payable under this Agreement are exclusive of any goods, sales, services, use, turnover, value added or other tax of a similar nature (“Sales Tax”). If Sales Tax is chargeable in respect of any Transition Service provided in accordance with this Agreement for which the Service Provider is required to account to the relevant tax authority, the Service Recipient shall pay to the Service Provider (in addition to and at the same time as paying any other consideration for such Transition Service) an amount equal to the amount of such Sales Tax.

Section 2.08 Record Keeping and Audits. The Service Provider shall maintain true and correct records of all receipts, invoices, reports and other documents relating to the Transition Services rendered hereunder in accordance with its standard accounting practices and procedures, consistently applied. The Service Provider shall retain such accounting records and make them available to Service Recipient’s auditors, for a period of not less than six (6) years from the close of each fiscal year of the Service Recipient during which Transition Services were provided; provided, however, that the Service Provider may, at its option, provide one copy of such accounting records to the Service Recipient, and thereby terminate the above retention requirements. The Service Recipient may, at its sole cost and expense, have the applicable records of the Service Provider audited to verify the accuracy, completeness and appropriateness of the charges for the Transition Services hereunder; provided, however, that (x) Service Provider shall not be required to provide information to Service Recipient or its Representatives that would reasonably be expected to (i) result in the waiver or limitation of any attorney-client or other legal privilege available to Service Provider or its Affiliates, (ii) result in a breach of any confidentiality obligation of Service Provider or its Affiliates to a third party or (iii) violate any applicable Law. Any such audit shall be conducted no more than twice and shall be conducted during the Term or within 90 calendar days following the conclusion thereof upon at least thirty (30) days’ advance notice during normal business hours and in a manner that does not interfere unreasonably with the Service Provider’s business. Any underpayment or overbilling determined by such audit shall be addressed in accordance with Section 2.02.

ARTICLE III

ADDITIONAL ARRANGEMENTS

Section 3.01 Access to Service Providers. The Service Provider hereby covenants and agrees that the Service Recipient’s employees and agents will be given access during regular business hours to individuals responsible for the Transition Services and shall provide such Persons with all information, materials, data and records as they may reasonably request and that are necessary for the purposes of allowing such Persons to exercise general oversight and to monitor the performance of the Transition Services. The Service Recipient shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by the Service Provider in connection with the foregoing.

Section 3.02 Disaster Recovery Procedures. The Service Provider shall use commercially reasonable efforts to ensure that all IT Assets owned and controlled by Service Provider and related to the provision of Transition Services have disaster recovery procedures consistent with, but in no event more extensive than, those in place in the last twelve (12) months prior to the date of the Transaction Agreement.

ARTICLE IV

DISCLAIMER; FORCE MAJEURE; LIMITATION OF LIABILITY; INDEMNIFICATION

Section 4.01 Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SERVICE PROVIDER AND THE SERVICE RECIPIENT HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE TRANSITION SERVICES. UNLESS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL TRANSITION SERVICES ARE PROVIDED ON AN “AS IS, WHERE IS” BASIS WITHOUT WARRANTY OF ANY KIND.

Section 4.02 Force Majeure. Except for the obligation to pay for Transition Services already provided, no Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 4.03 Limitation of Liability. IN NO EVENT SHALL ANY PARTY, MEMBERS OF ITS GROUP OR ITS AFFILIATES, OR ANY OF THEIR SHAREHOLDERS, ITS OWNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES BE LIABLE FOR ANY PUNITIVE OR SPECIAL DAMAGES OR ANY OTHER DAMAGES THAT ARE REMOTE, SPECULATIVE OR NOT REASONABLY FORESEEABLE AND PROXIMATELY CAUSED BY THE PERFORMANCE OR NONPERFORMANCE HEREUNDER GIVING RISE TO INDEMNIFICATION OR THE PROVISION OF OR FAILURE TO PROVIDE ANY OF THE TRANSITION SERVICES HEREUNDER (INCLUDING LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY, BUSINESS INTERRUPTION LOSS, LOSS OF FUTURE REVENUE, PROFITS OR INCOME, LOSS OF BUSINESS REPUTATION, LOSS OF CUSTOMERS OR OPPORTUNITY OR SIMILAR DAMAGES), EXCEPT WITH RESPECT TO A THIRD PARTY CLAIM FOR WHICH A PARTY IS ENTITLED TO INDEMNIFICATION

HEREUNDER. THE AGGREGATE DAMAGES FOR WHICH THE SERVICE PROVIDER, MEMBERS OF ITS GROUP, AND ITS AFFILIATES AND ANY OF THEIR RESPECTIVE SHAREHOLDERS, OWNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, TAKEN TOGETHER, SHALL BE LIABLE IN CONNECTION WITH OR AS A RESULT OF THIS AGREEMENT OR THE TRANSITION SERVICES SHALL NOT EXCEED THE AMOUNT OF SERVICE FEES REASONABLY EXPECTED TO RECEIVED BY THE SERVICE PROVIDER UNDER THIS AGREEMENT (OTHER THAN SERVICE FEES THAT ARE CHARGED TO THE SERVICE RECIPIENT FOR REIMBURSEMENT OF DIRECT THIRD PARTY COSTS) ASSUMING THAT ALL TRANSITION SERVICES WERE PROVIDED THROUGH AND UNTIL THE EXPIRATION DATE.

Section 4.04 Indemnification.

(a) Each Party will indemnify, defend and hold harmless the other Party, the members of its Group and its Affiliates and their respective stockholders, members, managers, officers, directors, agents and other representatives (collectively, the “Other Party Indemnitees”) from any and all Liabilities suffered, paid or incurred by such Other Party Indemnitees and arising out of or resulting from third-party claims due to (i) any gross negligence or willful or intentional misconduct or (ii) any knowing and intentional material breach of this Agreement that is a consequence of a deliberate act or deliberate omission to act undertaken by the breaching party with the actual knowledge of and intent by the members of any such breaching party’s board of directors (or equivalent governing body) or executive officers that the taking of such act, or failure to act, would result in a material breach of the Agreement on the part of the indemnifying Party relating to such Party’s performance under this Agreement.

(b) Service Recipient shall indemnify, defend and hold harmless Service Provider, its Affiliates and their respective Representatives (the “Provider Indemnified Parties”) from and against all Liabilities (including in respect of any third party claim) arising out of, relating to or in connection with:

(i) any act or omission of Service Provider, its Affiliates or any of their respective Representatives in the performance of the Transition Services or of any duty, obligation or service under this Agreement (other than any Liabilities for which Service Provider has indemnified Service Recipient pursuant to Section 4.04(a)); and

(ii) any breach of any payment obligation of Service Recipient under this Agreement.

Section 4.05 Exclusion of Other Remedies. The provisions of Section 4.04 of this Agreement shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Other Party Indemnitees and the Provider Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

ARTICLE V

CONFIDENTIALITY

Section 5.01 Confidentiality. The Parties acknowledge that certain Confidential Information may be shared or disclosed during the performance of this Agreement. The Parties agree that all Confidential Information will be subject to the confidentiality provisions of Section 8.5 of the Separation Agreement and such Confidential Information will be used only for the purposes of this Agreement and in connection with performing the Transition Services. Notwithstanding anything to the contrary provided herein or in Section 8.5 of the Separation Agreement, the obligations of the Parties under this Section 5.01 shall survive the expiration or earlier termination of this Agreement; provided, however, that in any event, the obligations of the Parties under this Section 5.01 shall expire on the third anniversary of the Closing Date (or, in the case of Confidential Information disclosed after the Effective Time, three (3) years from the date of such disclosure). “Confidential Information” of a Party hereunder shall include (i) all user access credentials and passwords to a Party’s IT Assets; and (ii) all non-public, confidential or proprietary information concerning or provided by a Third Party Provider.

ARTICLE VI

INTELLECTUAL PROPERTY

Section 6.01 Ownership of Intellectual Property. Unless expressly agreed otherwise in the Separation Agreement, the Transaction Agreement, this Agreement or in Schedule B, each Party agrees that any Intellectual Property of the other Party, member of its Group or its Affiliates or licensors made available to such Party, members of its Group or its Affiliates in connection with the Transition Services, and any derivative works, additions, modifications, translations or enhancements thereof created by a Party, member of its Group or its Affiliates pursuant to this Agreement, are and shall remain the sole property of the original owner of such Intellectual Property.

Section 6.02 License to Intellectual Property. If the provision or receipt of the Transition Services requires the use by Services Provider or Services Recipient (or, in each case, a member of its Group or its Affiliates), as applicable, of the Intellectual Property (other than Trademarks) of the other Party, then the other Party hereby grants to Services Provider or Services Recipient (or, in each case, a member of its Group or its Affiliates), as applicable, the limited, non-exclusive, non-sublicensable (except as to Third Party Providers in connection with the provision or receipt of the Transition Services, but not for the unrelated use of such parties), non-transferable and royalty-free right, on an “as is,” warranty-free basis, to use and exercise all rights in such Intellectual Property for the sole purpose of, and only to the extent and duration necessary for, the provision or receipt of the Transition Services, pursuant to the terms and conditions of this Agreement. For avoidance of doubt, the foregoing license in no way limits or broadens the licenses provided in Sections 6.5(c) and 6.5(d) of the Separation Agreement.

ARTICLE VII

TERMINATION

Section 7.01 Termination Rights. This Agreement or any or all of the Transition Services may be terminated at any time prior to the Expiration Date:

(a) by the Service Recipient at any time during the thirty-day period immediately following the date hereof, in which case, the Service Recipient shall not be required to pay the Service Fees or any other fees or expenses in connection with the Transition Services so terminated, provided that no such terminated Transition Services had been provided prior to termination;

(b) by the Service Recipient upon thirty (30) days’ prior written notice and effective immediately upon the expiration of such thirty (30) day period, except that if any Transition Service is being provided by a Third Party Provider, the timing of the effectiveness of an early termination of such Transition Service shall be mutually agreed upon by the Service Provider and the Service Recipient so that there is no material disruption to, or additional costs to be incurred with respect to, any services provided by such Third Party Provider (including services provided by such Third Party Provider that are outside of the scope of this Agreement);

(c) by the Service Provider, if the Service Recipient commits a material breach of any of its representations, warranties, covenants, agreements or obligations contained in this Agreement and fails to cure such breach within sixty (60) days after receipt of notice thereof; provided that the failure by Service Recipient to pay any amount, not subject to dispute in accordance with Section 2.02, for more than thirty (30) days after such payment was due shall constitute a material breach of this Agreement; or

(d) by either Party immediately upon written notice if (i) the other Party (A) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, (B) seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, (C) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (D) makes a general assignment for the benefit of creditors or takes any action to authorize any of the foregoing or (ii) required to do so by any Governmental Authority.

Section 7.02 Termination Upon Change in Control Event. This Agreement will terminate and be of no further force or effect immediately upon transfer or sale of all or substantially all of the assets of Carbon LP, Carbon HoldCo or PJTC or other similar direct or indirect change in control (including by sale of voting securities or by merger or otherwise) of Carbon LP, Carbon HoldCo or PJTC.

Section 7.03 Effect of Termination. In the event of early termination of this Agreement or any or all Transition Services by the Service Recipient, the Service Recipient shall be liable for all costs and expenses incurred by the Service Provider attributable thereto and which would not have been incurred but for the provision of such Transition Services, including fees for early termination or cancellation of contracts. The provisions of Section 4.01 (Warranty Disclaimer), Section 4.03 (Limitation of Liability), Section 4.04 (Indemnification), Article V (Confidentiality) and Article VIII (General Provisions) shall survive the termination or expiration of this Agreement unless otherwise agreed to in writing by both Parties. The provisions of Article II (Payments for Transition Services) shall survive such termination or expiration and the Service Recipient shall remain liable to the Service Provider for all amounts payable thereunder in respect of Transition Services provided prior to the effective date of such termination or expiration.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that no such consent shall be required for (a) the Service Recipient to assign any or all of its rights or obligations arising under this Agreement to its Affiliates that operate the Carbon Business and the Partnership Business or (b) the Service Provider to assign any or all of its rights or obligations arising under this Agreement to any of its Affiliates that is reasonably capable of providing the Transition Services or as provided in Section 1.01; provided further, that the Parties shall remain primarily responsible for the performance of their obligations under this Agreement notwithstanding any such assignment pursuant to either clause (a) or (b) of this Section 8.01.

Section 8.02 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

Section 8.03 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.04 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 8.05 Amendments. This Agreement may not be amended or modified except by an instrument or instruments in writing signed and delivered on behalf of both Parties.

Section 8.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 8.07 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the legal or economic substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.08 Governing Law. This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the Law of the State of Delaware.

Section 8.09 Conflicts. In the case of a conflict between the terms and conditions of this Agreement and any Schedule to this Agreement, the terms and conditions of such Schedule shall control and govern as it relates to the Transition Services to which such terms and conditions apply.

Section 8.10 No Agency, Authority or Franchise. Neither the Service Recipient nor the Service Provider shall act or represent or hold itself out as having authority to act as an agent or partner of the other, or in any way bind or commit the other to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement. Furthermore, nothing contained in this Agreement, or any Party’s performance under this Agreement, shall be construed as creating a franchisee/franchisor relationship. Except as expressly otherwise provided in this Agreement or the Separation Agreement, the Service Provider shall have no obligation to provide any assistance of any kind or character to the Service Recipient in connection with the Service Recipient’s conduct of its business or affairs or otherwise, including the applicable business of the Service Recipient.

Section 8.11 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the breach, termination or validity thereof (a “Dispute”), shall be resolved by submitting such Dispute first to the supervising managers of the Parties most immediately responsible for the issue giving rise to the Dispute who shall seek to resolve such Dispute through informal good faith negotiation. If the Dispute is not resolved at that level of management within seven (7) Business Days after the claiming Party verbally notifies the other Party of the Dispute, then the Dispute shall be escalated to the applicable Parties’ designated senior executive for resolution.

(b) In the event such designated senior executives fail to meet or, if they meet, fail to resolve the Dispute within an additional seven (7) Business Days, then the claiming Party will provide the other Party with a written notice describing the nature of the Dispute, and the Dispute shall be submitted to and finally resolved by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration (“CPR Rules”) then currently in effect, except the scope of discovery, if any, shall be in accordance with the Federal Rules of Civil Procedure then currently in effect (as interpreted and enforced by the applicable arbitration panel). The composition of the arbitration panel shall be determined in accordance with CPR Rule 5.4. The arbitration panel shall consist of three arbitrators. Notwithstanding the foregoing, if any dispute otherwise subject to arbitration pursuant to this Section 8.11(b) involves, as a party in their individual capacity, multiple senior managing directors of BX who have agreed to exclusive arbitration clauses using the then-existing Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”), then all references herein to “CPR Rules” shall instead refer to the ICC Rules and the arbitrator-selection process contained in such other agreement.

(c) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof; provided, however, performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. The place of arbitration shall be in New York City, New York. The language of the arbitration shall be in English.

(d) The arbitral panel’s award shall be final, conclusive, and binding upon the parties to the arbitration subject only to the right (if any) of any party to commence proceedings to vacate the award on any ground permitted under 9 U.S.C. § 10.

(e) The procedures specified in this Section 8.11 shall be the sole and exclusive procedures for the resolution of any Dispute; provided, however, that a party may file a complaint to seek a preliminary injunction or other provisional judicial relief, including for the purpose of compelling a party to arbitrate, or enforcing an arbitration award hereunder, if, in its sole judgment, such action is necessary. Despite such action, the Parties will continue to participate in good faith pursuant to the procedures set forth in this Section 8.11.

(f) To the extent a party brings an action pursuant to clause (d) or (e) above, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS OF THE STATE OF DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 8.11, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION DESCRIBED IN CLAUSE (a). The Parties acknowledge that the forum designated by this Section 8.11 has, and will have, a reasonable relation to this Agreement, and to the Parties’ relationship with one another.

(g) Each of the Parties hereto waives, to the fullest extent permitted by applicable Law, any objection which such party now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in this Section 8.11 and agrees not to plead or claim the same. Each Party agrees (i) that service of process, summons, notice or document by registered mail addressed to them in accordance with Section 8.16 shall be effective service of process against it for any such Proceeding brought in any such court, (ii) to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such proceeding in any such court, and (iii) that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by applicable Laws.

(h) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ANCILLARY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY COURT REFERRED TO IN THIS SECTION 8.11.

(i) Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 8.11 with respect to all matters not subject to such dispute resolution.

Section 8.12 Schedules. All schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 8.13 No Third-Party Beneficiaries. This Agreement is not intended to, and will not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 8.14 Entire Agreement. This Agreement (including the schedules hereto), together with the Separation Agreement and the Transaction Agreement, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral. None of this Agreement, the Separation Agreement and the Transaction Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 8.15 Time Periods. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a weekend or a holiday in the United States, the period during which such action may be taken shall be automatically extended to the next Business Day.

Section 8.16 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile or e-mail (and confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties as the following addresses:

(i)	if to BX:

The Blackstone Group L.P. 345 Park Avenue New York, New York 10154
Attn:	Michael Chae, John Finley
Fax:	(212) 583-5749
Email:	Chae@Blackstone.com;
John.Finley@Blackstone.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn:	Josh Bonnie; Eric Swedenburg
Fax:	(212) 455-2502
Email:	jbonnie@stblaw.com;
eswedenburg@stblaw.com

(ii)	if to Carbon LP:

PJT Partners Holdings LP
280 Park Avenue, 16th Floor
New York, New York 10017
Attn:	Ji-Yeun Lee; Jim Cuminale
Email:	jyl@pjtpartners.com;
cuminale@pjtpartners.com

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:	Barry M. Wolf; Michael J. Aiello
Fax:	(212) 310-8007
Email:	barry.wolf@weil.com;
michael.aiello@weil.com

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

BLACKSTONE HOLDINGS I L.P.

By: Blackstone Holdings I/II GP Inc., as general partner

By:	/s/ John G. Finley
	Name:	John G. Finley
	Title:	Chief Legal Officer

PJT PARTNERS HOLDINGS LP

By:	PJT Partners Inc., as general partner

By:	/s/ Michael S. Chae
	Name:	Michael S. Chae
	Title:	Chief Financial Officer